Exhibit a.2

DUFF & PHELPS GLOBAL UTILITY AND

MIDSTREAM ENERGY INCOME FUND INC.

ARTICLES OF AMENDMENT

Duff & Phelps Global Utility and Midstream Energy Income Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to provide that the name of the Corporation is changed to “Duff & Phelps Global Utility Income Fund Inc.”

SECOND: The foregoing amendment to the charter of the Corporation does not increase the authorized stock of the Corporation and does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the capital stock of the Corporation.

THIRD: The foregoing amendment to the charter of the Corporation has been approved by the sole director of the Corporation and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, Duff & Phelps Global Utility and Midstream Energy Income Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this May 11, 2011.

WITNESS:		DUFF & PHELPS GLOBAL UTILITY AND MIDSTREAM ENERGY INCOME FUND INC.

By:	/s/ T. Brooks Beittel	By:	/s/ Nathan I. Partain
	T. Brooks Beittel, Secretary		Nathan I. Partain , President

The undersigned, President of Duff & Phelps Global Utility and Midstream Energy Income Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Nathan I. Partain
Nathan I. Partain , President